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                           ICN PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in its Charter)

                           ICN PHARMACEUTICALS, INC.
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ICN Pharmaceuticals, Inc.





       Quarterly Report to Shareholders
       For the Period Ending September 30, 1993

To Our Shareholders:

                 Nineteen ninety-three is proving to be an enormously important year for ICN Pharmaceuticals. There have been significant advances in the operations of the three publicly-traded companies-SPI Pharmaceuticals, Viratek and ICN Biomedicals-that underlie the value of ICN. These include solid profit performance by SPI's combined units in North and Latin America and Western Europe, advancement of the antiviral Virazole (ribavirin) in Phase III trials for chronic hepatitis C, and progress in establishing a joint venture with one of Russia's largest pharmaceutical companies. Reflecting these and other activities, your stock was the fourth best performer among the top 100 healthcare companies on the New York Stock Exchange in the first half of 1993, up 65 percent, according to Jenk's Healthcare Business Report-a clear demonstration that we are committed to shareholder value.

ICN: Strong Subsidiaries, Strong Parent

                 ICN is a holding company with no sales, no trade receivables, and a few employees. Its value is a combination of the values of the three publicly traded companies in which it holds equity positions. ICN's sales, for accounting purposes, consolidate those of ICN Biomedicals and Viratek. SPI's sales are not consolidated since it is carried as an equity investment. Were SPI sales included, ICN's pro forma combined sales would be $306 million through the first nine months of 1993.

SPI:  Endurance and Strength (84 percent of ICN's Combined Sales)

                 SPI Pharmaceuticals, which manufactures, markets and distributes a broad range of pharmaceuticals worldwide, accounts for 84 percent of ICN's pro forma combined sales.
                 SPI registered nine month net income of $13.7 million, or 73 cents per share, on sales of $256 million. Net income was fivefold above the second quarter due to significantly higher income (up 37 percent over last year's third quarter) from SPI's combined units in North and Latin America and Western Europe, and the fact that its Yugoslav venture, ICN Galenika, broke even in the quarter, despite severe hyperinflation and currency devaluation resulting from economic sanctions against Yugoslavia. U.S. sales were a record for the third quarter. Our antiviral Virazole is now the market leader in Mexico, bolstered by a new cream formulation there for herpes genitalis and herpes zoster. SPI is coming off seven straight years of record sales and net income. 1993 will be a record year for all SPI units combined except for its venture in Yugoslavia, where, considering the adverse conditions, its performance nevertheless remains impressive.

Viratek:  Crucial Research for the Future (1 percent of ICN's Combined Sales)

                 Virazole is now sold in more than 40 countries for at least one of eight indications, including influenza, herpes and human immunodeficiency virus. In the U.S. and 22 countries it is used in aerosolized form to treat babies hospitalized with severe lower respiratory tract infection caused by respiratory syncytial virus.

                 Virazole is now being tested in double-blind, placebo-controlled, multicenter trials in the U.S. and Europe as a potential therapy against chronic hepatitis C. One of the U.S. trials is being conducted by the National Institutes of Health Liver Unit. Researchers there gave a preliminary report on 32 out of the 58 patients in the trial in the October issue of Hepatology, finding that in 16 patients "...prolonged ribavirin therapy was associated with significant improvement in serum ALT levels (despite unchanged serum HCV RNA levels) and in hepatic lobular necrosis." Serum ALT levels and the degree of hepatic lobular necrosis are key parameters for monitoring chronic hepatitis C. The NIH data confirms earlier findings from Phase II clinical studies.

                 If further studies continue to show that our proprietary antiviral is efficacious and safe for hepatitis C, we will seek authorization in early 1994 to market our product for this indication in the U.S. and in major markets in the world. More than 1.8 million Americans are believed to be infected by this disease, with 150,000 to 170,000 new infections annually. An estimated 8,000 people in the U.S. die each year due to liver disease caused by hepatitis C.

                 In addition to funding the Phase III clinical trials evaluating Virazole and hepatitis C, Viratek is also continuing to develop its pipeline of drugs, including anti-cancer and immune stimulatory compounds currently in clinical trials. Also, Viratek has begun critical, cutting-edge new research, based on oligonucleotide antisense technology, targeted to selectively block the expression of specific genes that cause cancer, viral and skin disorders.

                 For the first nine months of 1993, Viratek reported revenues of $4 million, spending $3.7 million in research and development funding during this period.

ICN Biomedicals:  The Comeback Story (15 percent of ICN's Combined Sales)

                 ICN Biomedicals, our biotechnology research products and medical diagnostic subsidiary, has recorded three consecutive quarters of earnings. The comeback is underway. It is positioned to profit from the entire rapidly growing biotechnology market, since its products are used in all sectors of
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                 biotechnology research, including gene mapping and genetic engineering. The company's renewed profit is the result of significantly reduced operating expenses and increased emphasis on higher-margin products. ICN Biomedicals has a history of being a proven performer, from 1986 through 1990, and has been repositioned for competitive growth. ICN Biomedicals provided 15 percent of ICN's pro forma combined sales in 1993.

Debt Reduced by $419 Million

                 At the end of September 1993, the company had $137 million in public debt outstanding, a reduction of $10 million during the first nine months of the year. Over the past eight years, ICN has retired, through repurchase, principal payment or conversion into equity, $419 million of public debt, equal to a reduction of 75 percent of total public debt, which was at $556 million in 1986.

                 Public Debt Repurchase, Conversions and
                 Principal Payments (millions of dollars)

                   Equity and Debt                 Principal Payment,                  Public Debt
                  Issued 1984-1987        Repurchases and Conversions          Outstanding-9/30/93

                                               1986-$ 201
                                               1987-   71
                                               1988-   69
                                               1989-   23
                                               1990-   22
                                               1991-   10
                                               1992-   13
                                               1993-   10

Total                      $ 556                    $ 419                                 $ 128*

*Excludes Bio capital debt which is not on ICN's corporate books.


ICN Assets:  Strong Financial Position

                 As a holding company, our financial position is supported by our investment in our operating units. At the end of nine months, our company's investment in our operating units was valued at $292 million, based on their market value (number of shares multiplied by the market price) and a $70.8 million investment in Biomedicals' preferred stock. In addition, at September 30, 1993, ICN had $26.8 million of cash, marketable securities and receivables from affiliates. During the third quarter and in early October, the company sold 700,000 shares of SPI and 272,500 shares of Viratek to meet corporate financial requirements. ICN, together with SPI, Biomedicals and Viratek held cash and marketable securities of $69 million (some of which is restricted) at the end of the third quarter of 1993.
         ICN also held $18.3 million in other assets.

         ICN Market Value (millions of dollars)
         and Number of Shares-September, 1993

                              Number of Shares                        Market Value
         SPI...............................7.8............................$  111.0
         ICN Biomedicals...................6.3................................27.0
         Viratek..........................11.1...............................153.6
         -------------------------------------------------------------------------
         Total............................................................$  291.6

         The market value of our long-term publicly traded debt totaled $126 million, while mortgages and other debt totaled $22.1 million and current liabilities were $7.4 million at September 30, 1993.

         ICN Holding Balance Sheet Pro Forma
         September 30, 1993
         (Unaudited)(000's omitted)

         Assets:
              Cash and marketable securities.............................$   6,220
              Receivable from affiliates
              and Biomedical's preferred stock..............................91,341
              Investments in subsidiaries..................................291,600*
              Property, plant and equipment.................................18,300
         --------------------------------------------------------------------------
              Total assets...............................................$ 407,461

         Liabilities and equity:
              Current liabilities........................................$   7,371
              Long-term debt**.............................................126,400*
              Mortgage and other............................................22,119
              Equity.......................................................251,571
         --------------------------------------------------------------------------
              Total liabilities and equity...............................$ 407,253


              * Market value at September 30, 1993

             ** Book value at September 30, 1993 and December 31, 1992
                amounted to $128 million and $137 million, respectively.


Our Future

              The current five-year business plan of our operating units is based on an aggressive strategy.

Research & Development

              To meet current and future healthcare needs worldwide, we plan to expand our product lines through an accelerated research and development program.

                          .   Our proprietary antiviral drug Virazole
                              (ribavirin) is just now completing Phase III clinical trials in capsule form in the U.S. for the treatment of chronic hepatitis C.

                          .   We have initiated a cutting-edge,
                              multimillion dollar program of "anti-sense" research to develop gene specific therapies, which we believe can lead to the in-house development of important new dermatology, antiviral and oncology drugs.

                          .   We are continuing to consider many
                              opportunities to acquire or license promising new products and technology.


Strengthening our Base Business

                 Overall, our major objective is to expand our international foundation to be present in all of the top 15 world major pharmaceutical markets. As part of our plan, we are:

                          . Embarked on a long-term expansion program in Eastern Europe and Russia-an underdeveloped market with outstanding potential for growth.

                          .   Expanding our product lines from our
                              subsidiaries in Spain and Mexico, critical distribution points for inroads in Latin America and the European Economic Community.

                          . Actively exploring opportunities for cost effective acquisitions or joint ventures in many other important markets, including Japan and China.

                          . Concentrating on controlling our costs and improving margins.

                 As this report details, we made progress in the first nine months of 1993 in the continued growth and expansion of our products and product lines. These actions, combined with the proposed new indication for Virazole and our targeted research program, continue to position us to be a major global healthcare company.

                 Sincerely,




                 Milan Panic
                 Chairman and Chief Executive Officer
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ICN Pharmaceuticals

Consolidated Condensed Balance Sheet
(Unaudited)(000's omitted)

                                                            Sept. 30, 1993                      Dec. 31, 1992
Assets

Current assets                                                 $   78,342                        $   78,944

Investment in SPI                                                  68,659                            72,569

Fixed assets, goodwill
  and other, net                                                   73,252                            72,055
- -----------------------------------------------------------------------------------------------------------

                                                               $  220,253                        $  223,568


Liabilities and Stockholder's Equity

Current liabilities                                            $   43,014                        $   73,347

Long-term debt and other
  liabilities                                                     153,475                           169,359

Minority interest                                                  12,912                             2,619

Stockholders' equity                                               10,852                           (21,757)
- -----------------------------------------------------------------------------------------------------------

                                                               $  220,253                        $  223,568

Summary Financial Information
(Unaudited)(000's omitted, except per share amounts)

                                                            Three Months Ended                      Nine Months Ended
                                                               September 30                           September 30
                                                          1993             1992                    1993            1992
Net Sales                                             $  15,815          $ 113,003             $  48,170         $ 425,467

Income (loss) before income
  taxes, minority interests
  and extraordinary income                               (2,369)             1,075                (4,443)           37,798

Income taxes                                               (222)             4,513                   (60)           16,733

Minority interests                                          196              6,214                   491            20,921
                                                       --------          ---------              --------         ---------
Net income (loss)                                      $ (2,343)         $  (9,652)             $ (4,247)*       $     144
                                                       ========          =========              ========         =========

Per share information:

  Net loss per share                                   $  (0.11)         $   (0.69)             $  (0.22)*       $   (0.03)
                                                       ========          =========              ========         =========
Shares used in per share
  computation                                            20,441             14,095                19,572            14,498
                                                       ========          =========              ========         =========

*Includes $627,000 extraordinary income or 3 cents per share.

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, CA 92626